Exhibit 99.1

StratCap Digital Infrastructure REIT Sells Cell Towers to Accelerate Rebalancing Toward Core Data Centers

New York, NY — StratCap Digital Infrastructure REIT, Inc. (“DIR” or the “Company”), a publicly registered, non-traded real estate investment trust, today announced that it completed the disposition (the “Sale”) of 48 wholly owned wireless cell towers for a purchase price of $55.1 million (the “Cell Towers”). The disposition generated net cash proceeds to the Company of $38.5 million after closing costs and closing adjustments and repayment of debt secured by or allocated to the Cell Towers. Michael Weidner, Chief Financial Officer and Treasurer of DIR, stated, "We believe this transaction showcases our ability to successfully realize value for our stockholders by executing disciplined strategies across digital infrastructure assets.”

The Sale successfully monetizes a portion of DIR’s tower portfolio, helping the Company to accelerate its initiative to rebalance its portfolio toward other digital sectors, such as stabilized data centers, which management believes can provide attractive risk adjusted returns. Management expects this shift to strengthen DIR’s balance sheet and distribution coverage while also assisting in reducing operational complexity. “Our ultimate goal is to enhance the overall quality and resilience of DIR’s portfolio while driving long-term growth and returns for stockholders,” added Weidner.

DIR’s management team remains confident in the value proposition for cell tower investments, particularly over longer-term hold horizons. While the Company currently retains exposure to a portfolio of approximately 150 sites held through a joint venture, the Sale is expected to enable DIR to rebalance its portfolio toward what management believes is one of the most compelling opportunities in commercial real estate today. As demand for computing power and data storage accelerates with the growth of AI and cloud-based technologies, the Company expects to increase its exposure to this sector and position itself as a leading provider of access to high quality, core digital infrastructure.

Forward-Looking Statements

This communication includes certain statements that are intended to be deemed “forward-looking statements” within the meaning of, and to be covered by the safe harbor provisions contained in, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or other similar words or terms. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties and other factors, both general and specific to the matters discussed in or incorporated herein, some of which are beyond the Company’s control. These risks, uncertainties and other factors may cause the Company’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. For a further discussion of these factors and other risk factors that could lead to actual results materially different from those described in the forward-looking statements, see “Risk Factors” under Item 1A of Part 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent periodic and current reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

StratCap Media Contact:

Robert Bruce

Chief Marketing Officer

949.432.9485